                                                                 EXHIBIT 10.23







Pages where confidential treatment has been requested are stamped "Confidential Treatment Requested. The redacted material has been separately filed with the Commission." The appropriate section has been marked at the appropriate place with a star [*].

                                                                 EXHIBIT 10.23



                                   AGREEMENT


This AGREEMENT ("Agreement") is made effective as of May 21, 1997 by and between Alcide Corporation, a Delaware corporation; with its principle place of business at 8561 154th Avenue NE, Redmond, WA 98052 ("Alcide") and Novus International Inc., a Delaware corporation, with its principle place of business at 530 Maryville Centre Drive, St. Louis, MO 63141 ("Novus").

WHEREAS, Alcide represents that it has the right to manufacture, market, sell and distribute certain Products (as defined in Exhibit A) and to contract with others to do so; and

WHEREAS, Novus represents that it has, or may acquire or engage, the resources necessary to market, sell and distribute the Products; and

WHEREAS, the parties desire that Novus become the exclusive worldwide marketer, seller and distributor of the Products in the Field (as defined in Exhibit A) under the terms and conditions specified in this Agreement,

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, Alcide and Novus agree as follows:

1. APPOINTMENT Subject to the terms of this Agreement, Alcide hereby appoints Novus, and Novus hereby accepts appointment as, the exclusive worldwide marketer, seller and distributor of the Products in the Field for the Term (as hereafter defined) of this Agreement. Novus and its subsidiaries agree not to sell in the Field acidified sodium chlorite products that directly compete or displace Products under this Agreement, nor to sell, place or give any application systems the purpose of which is to apply such competing anti microbial products, during the Term. Alcide shall not itself engage in, or appoint, authorize or allow any other entity to engage in any of the aforementioned activities during the Term.

2. RIGHTS AND OBLIGATIONS OF ALCIDE Subject to and in addition to the other terms and conditions of this Agreement, Alcide shall, (at its cost and expense except as otherwise specified):

    (a)  Be entitled to receive from Novus the payments specified herein.

    (b) Diligently pursue and take all actions necessary to acquire at the earliest reasonable date, United States Department of Agriculture ("USDA") approval for sale and use of the Products in the Field ("USDA Approval").

    (c) Procure and pay for raw materials and ingredients for Products ("Materials") at mutually agreed terms and specifications from mutually approved suppliers.

    (d) File, maintain, prosecute and defend US Patents 5,389,390 and 5,185,161; and the continuations, divisions, counterparts, reexaminations, reissue, and foreign equivalents of all the foregoing ("Alcide Patents"). In addition, any progeny of any of the foregoing, any other patents acquired or controlled by Alcide during the Term which dominate the Field shall be also be included within the definition of Alcide Patents. The costs of prosecution and maintenance of any new patents acquired by either of the parties, used by Novus in its activities hereunder, shall be borne by the owner of any such patent, but the costs of defense of such patents, actually paid to an entity other than Alcide or Novus, shall, unless the owner of such patent chooses not to submit such costs, be treated by Novus as a deducted cost in the computation of Net Sales Revenue (as hereafter defined). Such costs incurred by Alcide shall be invoiced to Novus.

    (e) Cooperate and jointly agree with Novus to explore and work together on development of new applications and variations of the Products in the Field, with such applications and variations to be covered by and within this Agreement, with the costs of such efforts actually paid to an entity other than Alcide or Novus invoiced to Novus and treated by Novus as a deducted cost in the computation of Net Sales Revenue.

    (f) Secure and maintain all governmental and regulatory approvals, registrations and the like and comply with all reporting and other requirements in the United States affecting or related to the Products.

    (g) Cooperate with Novus (including provision of information and assistance and otherwise) in obtaining regulatory approvals outside the United States, with the costs of such efforts actually paid to an entity other than Alcide or Novus invoiced to Novus and treated by Novus as a deducted cost in the computation of Net Sales Revenue.

    (h) Disclose to Novus, information in Alcide's possession pertaining to other applications for anti-microbial disinfection in the food processing industry, (including by way of example and not limitation, health, nutrition, rendering, processing, or sale in live, food, animal, vegetable, food by product, egg or other form) up to the point at which a slaughter operation or processor places its product in commercial distribution, with the intent to reach and execute agreements for joint funding of development and distribution of such products, under terms similar to those contained in this Agreement. Novus shall have the right of first negotiation, for a period of ninety (90) days from the date Novus receives written notice and complete description of an application, on arrangements for manufacturing, marketing, sale and/or distribution of such products and related technology, and thereafter, for a period of nine (9) months, the right to meet any other more attractive (to Alcide) proposal with respect to these arrangements with a third party.

    (i) Own the name(s) used for the Products, provided Alcide has paid Novus for any trademark registration and maintenance out of pocket costs and the like incurred by Novus. Alcide shall pay all out of pocket costs associated with maintaining such trademark registration status.

    (j) Be entitled to have an independent certified public accounting firm examine relevant business records of Novus and its subsidiaries, no more often than once each calendar year, for purposes of determining and reporting to Alcide, whether the payments made by Novus to Alcide during the period the audit covers were substantially correct and in conformance with the terms of this Agreement. The audit may, at Alcide's discretion, cover a period up to the lesser of (i) the preceding thirty-six (36) months, or (ii) the time since the end of the last period covered by an audit pursuant to this subparagraph. Such firm shall enter into a confidentiality agreement with Novus in form and substance approved by Novus.

    (k) EXCEPT AS SET FORTH IN THIS AGREEMENT, ALCIDE MAKES NO OTHER WARRANTIES OR REPRESENTATIONS WITH RESPECT TO PRODUCTS SOLD BY ALCIDE TO NOVUS HEREUNDER, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

3. RIGHTS AND OBLIGATIONS OF NOVUS Subject to, and in addition to, the other terms and conditions of this Agreement, Novus shall, at its cost and expense (except as otherwise specified):

    (a) Make to Alcide the payments specified herein, with Interest on overdue balances.

    (b) Direct and control, in its sole discretion, all aspects of and activities related to (except for matters directly related to efficacy or safety of the Products, regulatory approvals or the Alcide Patents, all of which shall remain Alcide's responsibility) the marketing, selling and distributing of Products, but only in the Field (except as may be otherwise authorized by Alcide). Without limiting the generality of the foregoing, Novus shall accept title to Materials transferring from Alcide to Novus FOB suppliers' distribution points with no warranties or representations by Alcide other than pass through of the suppliers' warranties and representations, arrange for the construction and installation of application systems, conduct as it may deem appropriate advertising and other marketing and sales efforts, which may include customer calls, solicitation of orders, establishing prices and sales terms, and distribution and/or delivery (and, as appropriate, inventory management) for Products and application systems. The parties acknowledge that Novus may engage other entities to perform any of the aforementioned activities.

    (c) As it deems appropriate, market Products on a "Turnkey Sales" basis, meaning that the customer will pay a single fee for Products including, as appropriate, application systems, storage tanks, level sensing and telemetry systems, the Product itself, technical services and training of customer personnel. Any significant deviation from the Turnkey Sales approach will be communicated to Alcide and may be cause for adjustment to Total Cost (as defined in Exhibit A).

    (d) In markets presently not covered by an issued or pending Alcide Patent, if a competitor enters the market with an acidified sodium chlorite product Novus shall be entitled to a marketing and sales commission of fifteen percent (15%) of Net Sales Revenue, to be deducted from Net Sales Revenue for purposes of calculation of Product Sales Compensation (as hereafter defined).

    (e)  Assist Alcide in its efforts to secure (under 2(b)) USDA Approval.

    (f) Diligently pursue management of the design, procurement and installation of application systems for final delivery of Products onto the items to be treated.

    (g) Cooperate and jointly agree with Alcide to explore and work together on development of new applications and variations of the Products in the Field, with such applications and variations to be covered by and within this Agreement, with the costs of such efforts actually paid to an entity other than Alcide or Novus treated as a deducted cost in the computation of Net Sales Revenue.

    (h) Cooperate with Alcide in obtaining regulatory approvals outside the United States, with the costs of such efforts actually paid to an entity other than Alcide or Novus treated as a deducted cost in the computation of Net Sales Revenue.

    (i) Comply with all applicable foreign, US and state regulations regarding sales, transportation, and distribution of Products covered by this Agreement.

    (j) Select names and as it deems appropriate establish, use, and register trademarks for its use in the sale and marketing of the Products. Novus may in its discretion use, subject to any reasonable written restrictions from Alcide regarding such use, Alcide's Optima Trademark. If Novus elects to use a name other than Optima, it will assign ownership to Alcide upon reimbursement by Alcide of out of pocket costs associated with the registration, maintenance and
the like of that name.   A separate assignment agreement shall be executed in
each case defining the duties of the user of  any such trademark.

    (k) Recognize Alcide as the owner of the Alcide Patents as appropriate in literature Novus may publish about the Products.

    (l) Procure and maintain product liability insurance covering the activities related to the Products contemplated hereunder, which shall name both Alcide and Novus as insureds. Alcide shall reimburse Novus for one half of the premiums for such insurance.

                                  "Confidential Treatment Requested.  The
                                  redacted material has been separately filed with the Commission."

    (m) Be entitled to have an independent certified public accounting firm examine relevant business records of Alcide and its subsidiaries, no more often than once each calendar year, for purposes of determining and reporting to Novus, whether any costs incurred by Alcide and invoiced to Novus during the period the audit covers were substantially correct and in conformance with the terms of this Agreement. The audit may, at Novus' discretion, cover a period up to the lesser of (i) the preceding thirty-six (36) months, or (ii) the time since the end of the last period covered by an audit pursuant to this subparagraph. Such firm shall enter into a confidentiality agreement with Alcide in form and substance approved by Alcide.

4.  PAYMENTS TO ALCIDE  Novus shall make the following payments to Alcide:

    (a) Novus shall pay Alcide an amount of One Million Dollars ($1,000,000) on or before May 31, 1997, for all equipment and Products provided to Novus prior to that date for purposes of conducting field trials. Such Products and equipment are expected to be consumed in the trial process and will not be considered as Novus inventory under paragraph 5(b). This payment is not refundable under any circumstances except as stated in paragraph 4(d) below.

    (b) Commencing on August 31, 1997, and at the end of each of the following three fiscal quarters (being November 30, 1997, February 28, 1998, and May 31,
1998), Novus shall pay Alcide the greater of (i) Five Hundred Thousand Dollars ($500,000) plus the actual costs paid by Alcide for Materials purchased by Alcide during the fiscal quarter, or (ii) the total Product Sales Compensation due Alcide for that quarter. Thereafter, at the end of each fiscal quarter, Novus shall pay Alcide the greater of (i) One Million Dollars ($1,000,000) plus the actual costs paid by Alcide for Materials purchased by Alcide during the fiscal quarter, or (ii) the total Product Sales Compensation due Alcide for that quarter. Novus shall not have any further obligations to make payments to Alcide (other than for Product Sales Compensation thereafter actually due), once the total of all Novus payments to Alcide has reached Fifty Million Dollars ($50,000,000).

    (c)  [*]


    (d) The amounts paid in 4(a) and 4(b) shall be credited against Product Sales Compensation which may thereafter be due Alcide as follows: for any fiscal quarter when the Product Sales Compensation due Alcide exceeds One Million Dollars ($1,000,000), any remaining credit balance or Interest (from the previous sentence) which may be credited against Product Sales Compensation shall be applied in lieu of payment for up to one half (1/2) of such excess. This practice shall be continued until such credit balance is exhausted. The above notwithstanding, no interest will be charged or accrued on payments made to Alcide prior to

June 1, 1998. In calculating future Interest payments, amounts paid to Alcide prior to June 1, 1998 shall be considered the first amounts credited against Product Sales Compensation.

    (e) The procedure for making the aforementioned payments to Alcide shall be as follows:

         (1) within twenty (20) days after the end of a fiscal quarter, Novus shall provide Alcide a report for that quarter of the Net Sales Revenue, the number of Broiler Equivalents (as defined in Exhibit A), any insurance premiums, and any development and regulatory costs (all per 4(c)) according to Novus' business records;

         (2) Alcide shall thereafter invoice Novus for the Product Sales Compensation due; and

         (3)  Novus shall pay such invoice within ten (10) days of receipt.


5.  TERM

    (a) The term ("Term") of this Agreement shall begin on the date the Agreement is effective pursuant to its opening paragraph ("Effective Date") and shall continue for an initial term until the later of (i) the fifteenth anniversary of the Effective Date or (ii) the expiration date of the last to expire Alcide Patent, and shall continue thereafter, subject to the right of either party, at the end of the initial term and any time thereafter to terminate the Agreement, with or without cause, upon twenty four (24) months prior written notice to the other party. Furthermore, Novus may, in its discretion, terminate this Agreement at any time, upon not less than three months notice and by paying Alcide all payments due during that period, given further that Novus may not terminate before May 31, 1998. Furthermore, this Agreement may be terminated by either party, based upon the material breach of this Agreement by the other party, upon sixty (60) days notice of such breach and intent to terminate by the non breaching party to the breaching party, provided such breach is not substantially remedied or cured within the notice period.

    (b) Upon termination of this Agreement at any time, for any or no reason, Alcide shall have the option to purchase all of Novus' inventory of Products and application systems, wherever located (at customer sites, in storage or elsewhere), as is, where is and with no warranties or representations by Novus other than warranty of title as appropriate, by payment to Novus of the Novus calculated value of such inventory (based on cost depreciated over a five (5) year life for application systems (not to exceed eighty percent (80%) of the original cost for installed systems), and actual cost for Products based on the most recent Materials purchased). Provided Alcide makes such payment to Novus for such inventory purchased, and if termination occurs after USDA Approval, Novus and its subsidiaries agree for a period of three (3) years after termination not to sell in the Field acidified sodium chlorite products that directly compete with or displace Products in development under this Agreement or Products sold by Novus hereunder within one (1) year prior to termination.


6.  INDEMNITY

    (a) To the extent not covered by and paid under the product liability insurance procured pursuant to 3(l), Novus shall indemnify, defend and hold harmless Alcide, and its directors, officers and employees, from and against any and all losses, liabilities, damages, costs and expenses from law suits or any other claims from third parties of any nature whatsoever to the extent directly related to (i) the mechanical safety and integrity of application systems provided by Novus, to the extent such loss or damage arises prior to such time as any application system at issue may be purchased by Alcide, or (ii) the handling, storage, or delivery of Products by Novus. The foregoing indemnity obligations shall apply except to the extent directly related to the negligence or intentionally wrongful act or omission of Alcide, its affiliates or contractors.

    (b) To the extent not covered by and paid under the product liability insurance procured pursuant to 3(l), Alcide shall indemnify, defend and hold harmless Novus, and its directors, officers and employees from and against any and all losses, liabilities, damages, costs and expenses from law suits or any other claims from third parties of any nature whatsoever, to the extent directly related to (i) the safety, suitability, efficacy, or regulatory compliance of the Products, or (ii) infringement or interference with any intellectual or other property rights of others as the same may relate to US Patents 5,389,390; 5,185,161; and the continuations, divisions, counterparts, reexaminations, reissue, and foreign equivalents of these patents, or (iii) arising from use or existence of any application system, to the extent such loss or damage arises after such time as the application system at issue has been purchased by Alcide. The foregoing indemnity obligations shall apply except to the extent directly related to the negligence or intentionally wrongful act or omission of Novus, its affiliates or contractors/subdistributors.

    (c) In the event either party receives or becomes aware of a claim for which it is entitled to indemnification under 6(a) or (b) above, it shall promptly inform the other party of the claim, permit the other party to assume direction and control of the defense of the claim and, at its expense, cooperate as reasonably requested in the defense of the claim.

7. DAMAGES Neither party shall be obligated or liable to the other under this Agreement, including by way of example, and not limitation, for breach or termination hereof, for loss of use, loss of profits, business interruption or other consequential, indirect, special, incidental or punitive damages incurred by the other party, however, the same may be caused.

8. CONFIDENTIALITY. The terms and conditions of the Confidential Disclosure Agreement between the parties dated October 23, 1996, a copy of which appears as Exhibit B hereto, are hereby incorporated herein by reference, with the modification that notwithstanding paragraph 3 thereof, the period for disclosures shall extend throughout the Term of this agreement.

9.  MISCELLANEOUS

    (a) NOTICES Any notice, report or other document required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile with receipt verified, or mailed, postage prepaid, by first class, certified or registered mail, return receipt requested, addressed as follows:

If to Novus,
addressed to: Novus International, Inc.
              530 Maryville Centre Drive
              St. Louis, MO 63141
              Attention: General Counsel
              Facsimile No.: (314) 576-4250


If to Alcide,
addressed to: Alcide Corporation
              8561 154th Avenue NE
              Redmond, WA 98052
              Attention: President
              Facsimile No.: (206) 861-0173

or to such other address or addresses as may be specified from time to time in a written notice given by such other party. The parties shall acknowledge in writing the receipt of any such notice given in person, and any such notice given by facsimile or by mail shall be effective when received.

    (b)  SUCCESSORS AND ASSIGNS   Except when directly occurring as a part of
the sale of substantially all of the assets or shares of either party, this Agreement may not be assigned by either party without the written consent of the other party, such consent not to be unreasonably delayed or withheld. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. In the event of a change in control of Alcide, Novus shall continue to enjoy its benefits hereunder, and in addition, for a period of one (1) year after such change in control, shall have the right, but not the obligation, to assume, for the remainder of the Term, full grant of authority, right, responsibility and control over and for patent, and/or regulatory costs and matters hereunder (with the reasonable and verifiable costs and expenses related to such new Novus activities treated as a deducted cost in the computation of Net Sales Revenue). In the event of a change in control of Novus, Alcide may terminate this Agreement upon two (2) years prior written notice to Novus, provided such notice is given to Novus within one (1) year after such change in control. As used in this paragraph, "change in control" shall mean the ownership of more than fifty -one percent (51%) of the voting stock of the party by a single entity that does not own at least five percent (5%) of the voting stock of the party on the Effective Date.

    (c) INDEPENDENT CONTRACTOR Novus is and shall always remain an independent contractor in its performance of the Agreement. The provisions of this Agreement shall not be construed as authorizing or providing either party any right to exercise any control or direction over the operations, activities, officers, employees, or agents of the other party in connection with this Agreement, it being understood and agreed that the entire control and direction of such operations, activities, officers, employees, or agents shall remain with such party.

    (d) DISPUTES/GOVERNING LAW AND JURISDICTION The parties agree so far as possible to use every reasonable effort to settle any dispute or disagreement between them relative to this Agreement by amicable means and not to resort to legal action unless and until the parties have in good faith attempted to settle such disputes or disagreement in the foregoing manner. The validity, interpretation and performance of the Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, USA, not including any of such state's choice of law rules. Any controversy or claim arising out of, or relating to the Agreement, or any breach thereof shall be exclusively settled by the courts and authorities within the State of Illinois, to whose exclusive jurisdiction the parties hereby submit; the parties consent and agree irrevocably to any venue within the geographic limits of Cook County, Illinois, hereby waiving any other venue to which they might be entitled by virtue of domicile or otherwise.

    (e) OFFSET Either party shall have the right to offset under this Agreement, meaning that either may deduct from amounts to be paid to the other party, any sums such other party may owe the offsetting party under this Agreement.

    (f) COMPLETE AGREEMENT This Agreement constitutes the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and (except as they may be expressly incorporated herein), supersedes any and all prior agreements, negotiations, dealings and understandings, whether written or oral, that may exist between the parties relative thereto. Without limiting the generality of the foregoing, this Agreement supersedes that certain Heads of Agreement between the parties dated February 4, 1997.

    (g) HEADINGS Headings as to the contents of particular paragraphs are for convenience only and are in no way to be construed as part of this Agreement nor as a limitation of the scope of the particular paragraphs to which they refer.

    (h) All terms and provisions of this Agreement are severable, and any term or provision of this Agreement or any application thereof which may be prohibited or unenforceable by law shall be ineffective to the extent of such prohibition or enforceability without affecting the remainder of this Agreement or any other application of such term or provision.

IN WITNESS WHEREOF, the parties hereto through their respective authorized representatives have executed this Agreement, effective as of the day and year first written above.

ALCIDE CORPORATION                          NOVUS INTERNATIONAL, INC.

By:   ______________________________        By:___________________________

Title:_____________________________         Title:_________________________

                                  "Confidential Treatment Requested. The
                                  redacted material has been separately filed with the Commission."


                                    EXHIBIT A

                              CERTAIN DEFINED TERMS

PRODUCT(S) shall mean any acidified sodium chlorite composition and/or any antimicrobial treatment, the use of which, in the Field, regardless of the location where such use or sale actually occurs, would infringe any Alcide Patent if such use or sale would occur in any jurisdiction where any such patent was issued or applies.

FIELD shall mean all commercial, private, or other activity in or directly related to poultry, including by way of example and not limitation, health, nutrition, rendering, processing, or sale in live, food, byproduct, egg or other form, up to the point at which a slaughter operation or processor places its product in commercial distribution.

INTEREST  shall mean [*]

NOVUS COSTS  is [*]

                                    EXHIBIT B
                       CONFIDENTIAL DISCLOSURE AGREEMENT

Novus International, Inc., a Delaware corporation having its principal offices at 530 Maryville Centre Drive, St. Louis, Missouri 63141 ("Novus") and Alcide Corporation, a Delaware corporation, having its principal offices at 8561 154th Avenue NE, Redmond, Washington 98052 ("Alcide"), are mutually interested in engaging in the confidential exchange of certain information for the limited purpose of determining a mutual interest in Novus' distribution of a poultry carcass disinfecting system and associated chemicals on behalf of Alcide. Novus and Alcide hereby enter into this Agreement on the terms and conditions under which such information shall be disclosed by either party ("Disclosing Party") to the other party ("Receiving Party"), as follows:

1. Neither party shall disclose to a third party or use for any purpose other than that stated above (and then only for the benefit of Disclosing Party) any and all Confidential Information received from the other party without the Disclosing Party's prior written permission.

    a. Confidential Information of Novus means all information disclosed, either before or after execution of this Agreement, about Novus plans, markets, marketing strategy, business, finances, financial arrangements, profits, programs, plants, practices, processes, products, costs, know-how, technology, research, areas of interest, equipment, operations, raw materials, customers, trade secrets or any other confidential or proprietary information, including any similar information of third parties that Novus has either received or may receive, and including any organic or inorganic matter, material, equipment or system which is provided, exposed or disclosed by or on behalf of Novus.

    b. Confidential Information of Alcide means all information disclosed, either before or after execution of this Agreement, about Company's plans, markets, marketing strategy, business, finances, financial arrangements, profits, programs, plants, practices, processes, products, costs, know-how, technology, research, areas of interest, equipment, operations, raw materials, customers, trade secrets or any other confidential or proprietary information, including any similar information of third parties that Alcide has either received or may receive, and including any organic or inorganic matter, material, equipment or system which is provided, exposed or disclosed by or on behalf of Alcide, all of the foregoing directly related to both the purpose stated above.

    c. Confidential Information of either party shall be limited to writings and physical materials which are in each case clearly market confidential at the time of disclosure, and oral information only if identified as confidential at the time of disclosure and further memorialized by the Disclosing Party in writing clearly marked confidential and delivered to the Receiving Party within thirty (30) days of the original oral disclosure.

2. The Receiving Party shall disclose the other party's Confidential Information only to those of its employees (including its employees, officers, directors, representatives, subcontractors, and consultants) necessary for the purpose stated above and shall ensure compliance by such employees with the terms of this Agreement.

3.  Confidential disclosures under this Agreement shall be completed within six
    (6) months of the date of Novus' signature below. The parties shall amend this Agreement in writing if they wish to extend the time for confidential disclosure.

4. The obligations of nonuse and nondisclosure, as herein set forth, shall continue for five (5) years from the date of Novus' signature below, except the obligations shall not apply to any Confidential Information which:

    a. is or becomes known to the public through no fault of the Receiving Party or its employees,

    b. is already known to the Receiving Party prior to its receipt hereunder as shown by the prior written records of the Receiving Party,

    c. becomes known to the Receiving Party by disclosure from a third party who has a lawful right to disclose the information,

    d. is subsequently developed by the Receiving Party independently of the information received from the Disclosing Party, or

    e.   is required to be disclosed by operation of law.

5. At the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all forms of Confidential Information, except that the Receiving Party may have a single copy retained in the custody and control of its legal counsel.

6. The Receiving Party agrees that nothing herein shall be construed as granting any right or license, either expressed or implied, under patents or trade secrets owned or controlled by the Disclosing Party.

7. At no time shall Receiving Party make any announcement, issue any press release or make any statement to any third party, with respect to discussions under this Agreement or which would indicate that a party hereto has inspected the Confidential Information of the Disclosing Party.

8. The Receiving Party's obligations hereunder shall extend with equal force and effect to similar information of the Disclosing Party's subsidiary, affiliated and associated companies and business entities.

9. Neither party shall have any obligation to continue any discussions or negotiation to reach, execute or deliver any agreement, to refrain from engaging in any business whatsoever, or to refrain from engaging in any discussion, negotiation, or agreement at anytime with any other party.

10. This Agreement is to be interpreted in accordance with the laws of the State of Missouri.

11. This is the entire Agreement between the parties regarding the above subject matter.

This Agreement is hereby executed by authorized representatives of Novus and Alcide.

NOVUS INTERNATIONAL, INC.                   ALCIDE CORPORATION

By:      __________________________         By:  __________________________

Title:   __________________________         Title:__________________________

Date:    __________________________         Date:__________________________

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